EXHIBIT 99.2
QLOGIC CORPORATION
ACQUISITION OF PATHSCALE, INC.
TELECONFERENCE SCRIPT
February 15, 2006
Operator:
Good afternoon and welcome to the QLogic Corporation conference call. Today’s call is being recorded. At this time for opening remarks and introductions, I will turn the conference call over to Mr. Tony Massetti, Senior Vice President and Chief Financial Officer. Please go ahead sir.
Tony:
Thank you operator.
Good afternoon and welcome to QLogic’s conference call. I’m Tony Massetti, Senior Vice President and Chief Financial Officer, and with me is H.K. Desai, CEO and President.

By now all of you should have seen our press release announcing a definitive agreement to acquire PathScale, Inc. In reviewing how this transaction will impact our operating model, some of the comments today will include forward-looking statements regarding future events and / or projections of the financial performance of the Company based on our current expectations. These comments contain significant risks and uncertainties that could cause our actual results to differ materially from those expressed in these forward-looking statements. We refer you to the documents that QLogic files with the SEC, specifically our most recent Forms 10-K and 10-Qs. These documents identify important risk factors that could cause our actual results to differ materially from expectations. We do not intend to update any of the information contained in any forward-looking statements that we make today.
Today’s conference call is being webcast and a replay will be available for 12 months on the QLogic website at www.qlogic.com under Investor Relations. An audio replay will be available through March 1, 2006 by calling (719) 457-0820, pass code: 2575422. Please be aware that if you decide to ask a question, it will be included in both our live transmission as well as any future use of the recording. Copyright law and international treaties protect this conference call report. Unauthorized reproduction or distribution of this report or any portion of it may result in civil and criminal penalties. Any recording or other use or transmission of the text or audio for today’s call is not allowed without the express written permission of QLogic.

I would now like to turn over this conference call to H.K. Desai, our CEO and President. HK will review the technology and market opportunities and I will follow-up with a discussion on the financial model. HK...
H.K.:
Thanks Tony
Thank you for joining us today as we announce the signing of a definitive agreement to acquire privately-held PathScale. We will pay approximately $109 million in cash and assume the outstanding unvested stock options of PathScale.
As we have indicated in the past, a major component in our growth strategy is to seek new opportunities in our existing markets and to enter high growth markets through the development and/or acquisition of technology. Today’s announcement regarding the agreement to acquire PathScale is aligned with our strategy.
Similar to our recent acquisition of Troika Networks, the acquisition of PathScale adds new and unique technology to QLogic’s expanding portfolio of solutions. An exciting aspect of this acquisition is that it provides QLogic entry into the rapidly expanding System Area Network fabric market.
The technology for the emerging System Area Network fabric market is InfiniBand. InfiniBand is a high-performance, low-latency, switched fabric interconnect. The first InfiniBand standard was approved in 2001. Over the past 5 years, InfiniBand has slowly gained acceptance in the High-Performance Computing, or HPC, market as the low-latency server interconnect standard of the future.

The InfiniBand architecture is an industry standard that defines a high-speed switched fabric designed to connect processor nodes to form a System Area Network fabric. The InfiniBand architecture is different from the conventional, local transaction-based I/O model in that it uses a remote message-passing model across channels. The architecture is independent of the host operating system and the processor platform.
InfiniBand’s System Area Network fabric components are very similar to the Fibre Channel-based Storage Area Network fabric components. Host Channel Adapters, or HCAs, provide a server to server interconnect function which is similar to the server to storage interconnect that Fiber Channel Host Bus Adapters, or HBAs, provide. Also, similar to a Fibre Channel switched fabric, InfiniBand switches provide a switched fabric capability for server to server communications.
Currently, InfiniBand implementations are prominent in high- performance computing environments. In a number of these environments, users have chosen to replace more expensive, monolithic servers with large clusters of inexpensive rackmount servers running Linux and connected with an InfiniBand Systems Area Network fabric. Applications include space exploration, weather forecasting, national security, biotechnology, oil and gas and many other computationally intensive applications where high-bandwidth and low-latency are key requirements. In addition to the rackmount server clusters, several InfiniBand blade server designs have also been announced by major OEMs, accelerating the deployment of dense computing.

While current deployments of InfiniBand are geared towards high-performance computing environments, InfiniBand also has a potential to penetrate the enterprise, data center environment. The high-performance and low-latency characteristics of InfiniBand combined with low-cost rackmount and blade server technologies provide a very attractive platform for clustered database applications. The success of InfiniBand in the enterprise data center significantly expands the market potential for this technology.
There are only a handful of analysts tracking the System Area Network fabric interconnect market today. However, in a recent InfiniBand workshop, data was provided that showed over one million InfiniBand ports have been deployed as of the end of 2005. Based on this data, and input we have received from analysts, OEMs and end-users, we estimate that the System Area Network fabric market for InfiniBand could reach approximately $400 million by 2009.
The target customer base for InfiniBand is the same set of major server OEMs and channel distributors that QLogic serves today. Consequently, we will be able to leverage our current go-to-market model with this new opportunity.

PathScale entered the InfiniBand market in 2001. Founded by a team of leading computer system industry veterans, PathScale focused initially on Linux-based environments using AMD processors and hyper-transport bus architecture. Utilizing their vast experience in the HPC market, PathScale developed the InfiniPath HCA technology. This unique HCA architecture greatly improves application performance and cluster utilization for HPC and clustered database environments. To date, PathScale has secured a number of design wins at leading OEMs. These design wins should result in revenue shipments in the second half of fiscal year 2007.
We believe that the products developed by the PathScale team, combined with QLogic’s industry experience, customer relationships and operational expertise, can achieve industry leadership as this market continues to grow.
This acquisition demonstrates our commitment to entering new, high-growth markets that enhance our ability to achieve accelerated growth.
I would now like to turn the call back to Tony Massetti for the financial discussion. Tony.............
Tony:
Thank you HK.
I now want to discuss our expectations for how our non-GAAP operating model will change after this transaction closes.

We anticipate our gross margin percentage will not change as a result of this transaction. Consistent with our previous guidance, we expect our gross margin in the next 12 to 18 months to be over 65% depending on product mix.
We anticipate our operating expenses as a percentage of revenue will increase slightly in the near term.
For the first nine months of fiscal year 2006, we reported engineering expenses from continuing operations of 17.7% of revenue, consistent with our targeted range of 16% to 19%. Going forward, we expect engineering expenses will range from 17% to 20% of revenue.
For the first nine months of fiscal year 2006, we reported sales and marketing expenses from continuing operations of 12.9% of revenue, consistent with our targeted range of 11% to 14%. Going forward, we expect no change in the targeted sales and marketing expense range of 11% to 14% of revenue.
For the first nine months of fiscal year 2006, we reported G&A expenses from continuing operations of 3.6% of revenue, consistent with our targeted range of 3% to 4%. Going forward, we expect no change in the targeted G&A expense range of 3% to 4% of revenue.
With these gross margin and operating expense assumptions, we continue to target operating margin at approximately 35%. We are comfortable with the First Call consensus of $1.66 per diluted share for fiscal year 2007.

We expect this transaction to close in early April. We will provide additional details during our fourth quarter and year end earnings conference call in early May.
Thank you operator we will now take questions.
[Q&A]
Tony:
Thank you for joining us for this conference call. We look forward to discussing our fourth quarter and fiscal year 2006 results with you at our next quarterly conference call in early May. Also, we have several upcoming conferences that we will be attending. In late February, we will be presenting at the Goldman Sachs Technology Investment Symposium. In March, we will be presenting at the Morgan Stanley Semiconductor & Systems Conference, the Deutsche Bank 2006 Technology Conference and the Citigroup Small & Mid-Cap Conference. Please refer to our investor relations website at www.qlogic.com for any updates to the conference schedule. For any of you that will be attending the conference, we look forward to seeing you there.